EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into on May 29, 2009 by BAETA Corp, a New Jersey corporation with its principal place of business located at 253 Warren Ave, Fort Lee, NJ 07024 (hereinafter referred to as the "Company"), and Leonid Pushkantser, an individual residing at 251 Warren Ave, Fort Lee, NJ 07024 (the "Executive").

The Company desires to employ Executive, and Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Executive, the Company and Executive agree as follows:

1. Term of Employment. Upon the terms set forth in this Agreement, the Company employs Executive and Executive accepts employment with the Company for the period commencing on June 1, 2009 and ending on June 1, 2014 (such period, the "Original Term"), unless sooner terminated in accordance with the provisions of Section 4 below. Upon the expiration of the Original Term, the term of Executive's employment will be automatically extended for additional terms of five years each (each such period, an "Additional Term") on terms substantially similar to this Agreement unless any Additional Term is sooner terminated in accordance with the provisions of Section 4 below or unless on or before ninety days prior to the end of the Original Term or any Additional Term, the Company notifies the other in writing that Executive's employment under this Agreement will not be extended beyond the Original Term or the applicable Additional Term.

2. Title and Capacity. Executive will serve as the Chief Executive Officer of  the Company, and will perform the duties commensurate with such position with a standard of care and diligence that are required persons in similarly situated positions. Executive will devote the proper attention and energies on a full-time basis to the above duties, and Executive will not, during the term of this Agreement, actively engage in any other for profit business activity, except Executive may, so long as such activities do not impair Executive's performance of his duties under this Agreement, (a) serve as a director of up to two entities other than the Company so long as each company is not in any way, either directly or indirectly, a competitor of Company or otherwise detrimental to Company’s well-being, as determined by the Company’s President in his sole discretion, and (b) write, teach and publish articles and books.

3. Compensation and Benefits.

3.1    Salary and Bonus.

(a) During the Original Term, the Company will pay Executive an annual base salary of:

▪ First six months of Original Term:	$180,000
▪ Second six months of Original Term:	$250,000
▪ Second year of Original Term:	$250,000
▪ Third year of Original Term:	$250,000
▪ Fourth year of Original Term:	$250,000
▪ Fifth year of Original Term:	$250,000

(b) During any Additional Term, the Company will pay Executive an annual base salary mutually acceptable to Executive and the Compensation Committee of the Board (the "Compensation Committee").

(c) For each completed year of the Original Term and any Additional Term, the Company will pay Executive a bonus. The size the bonus will be determined in the sole discretion of the Compensation Committee in accordance with the Company's annual bonus plan and goals set for Executive consistent with those set for the Company's senior executives generally. The bonus payment made under this Section 3.1(c) with respect to any completed year will be referred to as a "Bonus."

3.2 Payment in Installments. The Company will pay Executive's annual base salary in periodic installments in accordance with the Company's general payroll practices, after withholding for all Federal, state and local taxes and other required deductions. The Company will pay the Bonus, if any as determined in the sole discretion of the Compensation Committee, within 90 days of completion of Executive's applicable year of employment.

3.3    Stock Options.

 (a) On May 29, 2009, the date on which the Board considered and approved the employment of Executive subject to the execution of this Agreement, the Company approved the grant to Executive of options to acquire up to 400,000 shares of the Company's common stock under the Company's 2009 Equity Compensation Plan (the "Plan Options"). The Plan Options will have a term of five years and will be first exercisable as follows: 100,000 shares on May 29, 2010; 100,000 shares on May 29, 2011; and the balance in three equal, annual installments beginning on May 29, 2012. Executive and Company will, upon commencement of Original Term, determine the maximum number of shares that may be subject to options granted as an "Incentive Stock Options" as such term is defined in the Company's 2009 Equity Compensation Plan (the "Equity Plan") and as set forth in section 422 of the Internal Revenue Code of 1986, as amended (the "Code") based on the fair market value of the Company's shares on that date and the first exercise dates set forth above. The Incentive Stock Options will have an exercise price equal to that fair market value. All options not treated as Incentive Options will be exercisable at $1.00 per share. If Executive is terminated with Cause as defined in section 4.2 below, all of Executive’s issued but non-exercised options shall automatically terminate. If Executive is terminated without Cause as defined in section 4.3 below, Executive shall have 30 days to exercise all vested options. If Executive terminates his employment or notifies the Company of his intent not to serve any Additional Term, Executive shall forfeit all of his unvested options, and shall have thirty (30) days to exercise all vested options, of which after that thirty day period, he shall forfeit all unexercised options, then in his possession.

3.4    Benefits.

(a) Provided Executive meets and continues to meet the full-time and any and all other standards after six months of employment, the Company will make available to Executive the standard full-time Executive benefits and benefit plans, and all executive perquisites, subject to Executive cost sharing provisions and other provisions of such benefits and benefit plans. The benefit plan will include short and long term disability coverage in addition to health, dental, and eye care benefits for Executive and his spouse. Notwithstanding the preceding, the Company may change, modify, amend, eliminate, or terminate any benefit or benefit plan or change the Executive cost sharing provisions of any such benefit or benefit plan, and if the Company does so for other senior executives, thereafter Executive will be entitled only to then available standard full-time Executive benefits and benefit plans.

3.5 Paid Time Off.

Executive is entitled to three weeks vacation, five sick days, eleven Holidays and two alternative Holidays as paid time off days per year to be accrued in accordance with the Company's policy, as amended from time to time, and taken at such times as may be approved by the Board of Directors.

3.6    Expenses.

 (a) The Company will reimburse Executive for all reasonable and accountable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties under this Agreement in accordance with the Travel and Expense Policy published by the Company's Finance Department for senior executives generally, as amended from time to time.

3.7 Stock Purchase.

Within 90 days of Executive's first date of employment, Executive may purchase from the Company up to 200,000 shares of the Company's common stock at a price of $0.50 per share. These shares will not be subject to any restrictions other than those applicable under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

4. Employment Termination.

The employment of Executive by the Company under this Agreement will terminate upon the occurrence of any of the following:

4.1 Expiration of Term. At the election of Executive or the Company upon the expiration of the Original Term or any Additional Term if Executive or the Company notified the other pursuant to Section 1 above that Executive's employment under this Agreement will not be extended for an Additional Term.

4.2 Cause. At the election of the Company, for "cause" as defined below, immediately upon written notice by the Company to Executive, except as provided below. "Cause" for termination is deemed to exist by reason of (a) any misrepresentation or breach by Executive under this Agreement, (b) any action by Executive resulting in the conviction of Executive of, or the entry of a plea of guilty or nolo contendere by Executive to, any crime involving moral turpitude, any felony, or any misdemeanor involving misconduct or fraud in business activities, (c) any breach of a fiduciary duty to the Company involving personal profit or otherwise, (d) Executive's willful misconduct, or recklessness or gross negligence in the performance of his duties under this Agreement, (e) any action(s) by Executive which constitute a violation of any U.S. Federal or state securities laws, and any action(s) by Executive which result in an investigation by the U.S. Securities and Exchange Commission (“SEC”) or other regulatory agency or self regulatory organization, whether such investigation is directed towards Executive in his capacity as officer of the Company, or in his individual capacity, where the substance of any such investigation is regarding possible violation of any U.S. Federal or state securities laws of which Executive is in some manner involved, whether or not such investigation leads to a determination of Executive’s guilt or not, this shall be a Cause for termination, and  (f) repeated refusals by Executive to comply with the reasonable directives of the Board that are consistent with his position; provided, however, that the Company may terminate Executive's employment under Sections 4.2 (f) above only after Executive fails (x) to commence and continue to correct or cure each specific instance comprising cause within 10 days of receipt by Executive of written notice of the Board identifying each instance constituting cause or (y) to correct or cure each identified instance within 45 days of receipt of such notice.

4.3 Without Cause. At the election of the Company, at any time, upon 60 days written notice for any reason whatsoever other than for cause.

4.4 Death or Disability. Upon Executive's death or 30 days after Executive's disability. "Disability" means the inability of Executive, due to a physical or mental disability, to perform the duties contemplated under this Agreement for a period of 180 consecutive days. A physician satisfactory to Executive and the Company will determine if Executive is disabled. If Executive and the Company cannot agree on a physician within 30 days of either party's written notice to the other, Executive and the Company will each select a physician, who will together select a third physician. The determination of the physician(s) as to disability will be binding on all parties.

4.5 Termination by Executive. At the election of Executive:

(a) At any time if his health should become impaired to an extent that makes the continued performance of his duties under this Agreement hazardous to his physical or mental health or his life, as certified by a physician designated by Executive and reasonably acceptable to the Company; (b) for "good reason" upon delivery of written notice of such "good reason" to the Company; or (c) upon 15 days (three weeks) written notice of termination. "Good reason" means: (1) the failure by the Company to continue Executive in the position of the Chief Executive Officer of the Company (or such other senior executive position as may be offered by the Company and which Executive may in his sole discretion accept); (2) the failure by the Company to pay and provide to Executive the compensation provided in Section3.1 above, which failure is not cured within 15 days after written notice of such failure is delivered by Executive to the Company; (3) requiring Executive to be permanently based anywhere other than within 50 miles of his present home in Fort Lee, New Jersey (excluding reasonable business related travel as required by the Company's business); or (4) any other material breach of this Agreement by the Company, which breach is not cured within 14 days after written notice of such breach is delivered by Executive to the Company.

5. Effect of Termination.

5.1    Expiration of Term.

 (a) If Executive elects not to renew Executive's employment for any Additional Term under Section 4.1, the Company will pay to Executive the base salary and benefits otherwise payable to Executive under Sections 3.1, 3.2 and 3.4, pro rata through the last day of Executive's actual employment by the Company.

 (b) If the Company elects not to renew Executive's employment for any Additional Term under Section 4.1, the Company will pay to Executive (1) severance equal to 12 months of base salary then applicable under Section 3.1 in the manner provided under Section 3.2, (2) an amount equal to the average Bonus paid to Executive for the most recent two years of the Initial Term or Additional Term in the manner provided under Section 3.2, and (3) for the period that Executive is receiving severance, an additional amount equal to the Company's then applicable contribution to Executive's standard full-time health benefits, or, if greater, the amount Executive would be required to pay to maintain full-time health benefits under COBRA. Executive is not required to mitigate damages to receive the payments set forth in this Section 5.1(b).

5.2 Termination for Cause. If the Company terminates Executive's employment for cause under Section 4.2, the Company will pay to Executive (1) severance equal to 6 months of base salary then applicable under Section 3.1 in the manner provided under Section 3.2, (2) an amount equal to the average Bonus paid to Executive for the most recent two years of the Initial Term or Additional Term in the manner provided under Section 3.2, and (3) for the period that Executive is receiving severance, an additional amount equal to the Company's then applicable contribution to Executive's standard full-time health benefits, or, if greater, the amount Executive would be required to pay to maintain full-time health benefits under COBRA. Executive is not required to mitigate damages to receive the payments set forth in this Section 5.2

5.3    Termination Without Cause.

(a) If the Company terminates Executive's employment under Section 4.3 for any reason other than for cause at any time during the Original Term or any Additional Term, the Company will pay to Executive (1) severance equal to 12 months of base salary then applicable under Section 3.1 in the manner provided under Section 3.2, (2) an amount equal to the average Bonus paid to Executive for the most recent two years of the Initial Term or Additional Term in the manner provided under Section 3.2, and (3) for the period that Executive is receiving severance, an additional amount equal to the Company's then applicable contribution to Executive's standard full-time health benefits or, if greater, the amount Executive would be required to pay to maintain full-time health benefits under COBRA.

(b) Executive acknowledges that if Executive's employment is terminated pursuant to Section 4.3, the payment in full of the severance, and payments on account of the Bonus and health benefits under this Section 5.3 and the provisions regarding his stock options in Section 3.3, represent the total obligation of the Company.

6.0 Hold Harmless Clause.

The Company agrees to indemnify and hold harmless the Executive from and against any and all claims, demands, loss or liability of every nature, occurring in any way connected with the Executive and his relationship with the Company.

7.0 Confidential Information; Non-Competition; Non-solicitation.

 (a) Confidential Information. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company's expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform her duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Company and its businesses and investments, obtained by the Executive during the Executive's employment by the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this Agreement).

 (b) Noncompetition. During the employment period and until the 12-month anniversary of the Executive's date of termination, the Executive shall not engage in or become associated with any Competitive Activity. For purposes of this Section 7(b), a "Competitive Activity" shall mean any business or other endeavor that engages in any country in which the Company has significant business operations as of the date of termination to a significant degree in a business that directly competes with all or any substantial part of the Company's business The Executive shall be considered to have become "associated with a Competitive Activity" if he becomes involved as an owner, Executive, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive's personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity and her involvement relates to a significant extent to the Competitive Activity of such entity; provided, however, that the Executive shall not be prohibited from (a) owning less than one percent (1%) of any publicly traded corporation, whether or not such corporation is in competition with the Company or (b) serving as a director of a corporation or other entity the primary business of which is not a Competitive Activity. If, at any time, the provisions of this Section 7(b) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 7(b) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 7(b) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(c) Nonsolicitation. During the Employment Period, and for 12 months after the Executive's date of termination, the Executive will not, directly or indirectly, solicit for employment by other than the Company any person (other than any personal secretary or assistant hired to work directly for the Executive) employed by the Company or its affiliated companies, nor will the Executive, directly or indirectly, solicit for employment by other than the Company any person known by the Executive (after reasonable inquiry) to be employed at the time by the Company or its affiliated companies.

 (d) Injunctive Relief. In the event of a breach or threatened breach of this Section 7, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

8. Intellectual Property.

A. Any and all inventions, improvements, ideas and innovations, whether or not patentable, which the Executive may invent, discover, originate, make or conceive during his services to the Company or any of its Affiliates, whether prior to or during the Employment Term, either solely or jointly with others, and which in any way relate to or are or may be used in connection with the business of the Company or any of its Affiliates shall be, to the extent of the Executive’s interest therein, the sole and exclusive property of the Company or such Affiliate and the Executive’s interest therein shall be assigned by the Executive to the Company or such Affiliate, as the case may be, or to the Company's or such Affiliate's nominee(s). The Executive, upon the request and at the expense of the Company, shall and shall use his best efforts to cause any such other person(s) to promptly and fully disclose each and all such discoveries, inventions, improvements, ideas or innovations to the Company, the applicable Affiliate or any nominee(s) thereof. Further, the Executive, upon the request and at the expense of the Company, shall use his best efforts to cause any such other person(s) to, assign to the Company or the applicable Affiliate, without further compensation therefore, all right, title and interest in and to each and all such discoveries, inventions, improvements, ideas or innovations which are reduced to writings, drawings or practice within two (2) years after the termination of the Employment Term.

B. The Executive further agrees to execute at any time, upon the request and at the expense of the Company, for the benefit of the Company, any of its Affiliates or any nominee(s) thereof, any and all appropriate applications, instruments, assignments and other documents, which the Company shall deem necessary or desirable to protect its (or any of its Affiliate's) entire right, title and interest in and to any of the discoveries, inventions, improvements, ideas and innovations.

C. The Executive agrees, upon the request and at the expense of the Company or any person to whom the Company or any of its Affiliates may have granted or grants rights, to execute any and all appropriate applications, assignments, instruments and papers, which the Company shall deem necessary for the procurement in the United States of America and foreign countries of patent protection for the discoveries, inventions, improvements, ideas or innovations to be so assigned, including the execution of new, provisional, continuing and reissue applications, to make all rightful oaths, to testify in any proceeding before any governmental authority authorized to grant or administer patent protection or before any court, and generally to do everything lawfully possible to aid the Company, its Affiliates and its and their successors, assigns and nominees to obtain, enjoy and enforce proper patent protection for the discoveries, inventions, improvements, ideas or innovations conceived or made by him during the course of his services to the Company or any of its Affiliates for a period of two (2) years after the termination of the Employment Term.

9. Severability. If any provision of this Agreement shall, in whole or in part, prove to be invalid for any reason, such invalidity shall affect only the portion of such provision which shall be invalid, and in all other respects this Agreement shall stand as if such invalid provision, or other invalid portion thereof, had not been a part hereof.

10. Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by the Executive of his obligations under any section of this Agreement hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

11. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, provided that neither this Agreement nor the rights and obligations of the Company under this Agreement may be assigned by the Company other than to an Affiliate of the Company. The Executive may not assign to any other person his rights and/or obligations under this Agreement.

12. Amendment. This Agreement and any term, covenant, condition or other provision hereof may be changed, waived, discharged or terminated solely by an instrument in writing signed by the parties hereto.

13. Waiver of Breach. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any other breach by the Executive.

14. Notices. All notices, requests, demands, consents and other communications in connection with this Agreement shall be in writing or by written telecommunication and shall be delivered personally or mailed as follows: by registered or certified mail or by overnight courier, postage prepaid, or sent by written telecommunication to the addresses of record, or, at such other address as the parties hereto may from time to time designate in writing.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

16. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of New Jersey by two arbitrators, one of whom shall be appointed by the Company, one of whom shall be appointed by the Executive and if agreement cannot be reached, by a third arbitrator which shall be appointed by agreement of the first two arbitrators. Such arbitration shall be conducted in New Jersey in accordance with the rules of the prevailing Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitration process shall be borne equally by the parties hereto regardless of the final outcome, unless and to the extent the arbitrators shall determine that under the circumstances the sharing of all or a part of any such fees and expenses would be unjust.

17. Entire Agreement. This Agreement embodies the entire agreement between the Company and the Executive relating to the subject matter hereof, and, except as otherwise expressly provided herein, this Agreement shall not be affected by reference to any other document.

18. Headings, Etc. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19. Counterparts. This Agreement may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same resolution. All counterparts shall be construed together and shall constitute a single executed Agreement. Telecopied or email (via PDF) signatures shall be deemed to have the same effect as an original.

*****************************************

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 29th day of May, 2009.

/s/ Dr. Alexander Gak
Dr. Alexander Gak
President and Chairman

/s/ Mr. Leonid Pushkantser
Mr. Leonid Pushkantser